EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact, at (781) 861-8444:

Michael W. Rogers	William B. Boni
Exec. VP and Chief Financial Officer	VP, Corp. Communications

INDEVUS PHARMACEUTICALS ANNOUNCES FISCAL 2003

YEAR END AND FOURTH QUARTER RESULTS

Year Highlighted by Preparation for Launch of Trospium in 2004

LEXINGTON, MA, December 18, 2003 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the fiscal year and the three-month periods ended September 30, 2003.

The Company reported a consolidated net loss of $31,812,000 or $0.68 per share (basic), for fiscal 2003, compared to a consolidated net loss of $17,586,000, or $0.38 per share (basic), for fiscal 2002. For the three-month period ended September 30, 2003, the Company reported a consolidated net loss of $11,365,000 or $0.24 per share (basic), compared to a consolidated net loss of $4,817,000, or $0.10 per share (basic), for the three-month period ended September 30, 2002.

The increased net loss for fiscal 2003 is primarily the result of increased expenses related to the Company’s lead product, trospium, including costs for clinical trials, regulatory submission and review, development of a once-a-day formulation and pre-commercialization activities. Total direct costs related to trospium in fiscal 2003 were approximately $21,400,000, or approximately 58 percent of total costs and expenses for the year.

At September 30, 2003, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $84,087,000.

“We made significant advancements during fiscal 2003 in our lead product development program, trospium for overactive bladder, as well as in other earlier-stage programs and in the expansion of our product pipeline,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “We also strengthened our cash position during the year through an offering of convertible senior notes. Looking forward, we eagerly anticipate the events of 2004, which we expect will include the launch of trospium and the clinical advancement of several of our other programs.

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“The highlight of the past year was the submission to the U.S. Food and Drug Administration (FDA) of the Company’s New Drug Application (NDA) for trospium on April 29, 2003,” said Dr. Cooper. “The NDA includes the results of 34 clinical studies involving over 2,800 subjects and patients, including 12 double-blind, placebo-controlled or active-controlled studies, 14 clinical pharmacology and pharmacokinetic studies and 8 uncontrolled studies.

“We have laid a foundation for the product launch of trospium by initiating a broad range of pre-commercialization and market preparation activities, highlighted during the past year by presentations of data from our successful Phase III trial at the annual meetings of the American Urology Association and the International Continence Society,” said Dr. Cooper. “These data showed that trospium met the dual, pre-specified endpoints of the clinical trial, significantly reducing both the frequency of urination and the number of urge incontinent episodes among patients with OAB. Treatment with trospium also reduced the severity of urgency, another defining symptom of OAB, resulted in onset of therapeutic action within one week after initiation of treatment, and was well tolerated, with the most frequently reported adverse events being dry mouth and constipation.

“As part of the ongoing development program for trospium, we are conducting additional clinical trials in the U.S. to explore further certain attributes of trospium,” said Dr. Cooper. “We signed an exclusive agreement with Shire Laboratories, Inc., in March 2003 to develop extended release formulations of trospium. By applying the proprietary formulation and drug delivery capabilities of Shire, we expect to improve the highly competitive attributes of the existing formulation of trospium. Our objective is to introduce once-a-day trospium at the appropriate time in the life cycle of the twice-a-day product. We have begun pharmacokinetic and safety studies with several once-a-day formulations, and we expect to begin advanced clinical trials with one of these formulations in 2004.

“The U.S. overactive bladder market continues to grow significantly and is expected to reach sales of approximately $1.2 billion in 2003,” said Dr. Cooper. “We are in late-stage negotiations for a marketing partnership which will give us the resources to position trospium favorably in this large and expanding market and thus to achieve the commercial potential of this asset. We are well along in our market introduction plans and we expect to be in a position to launch the product in a timely fashion following anticipated FDA approval in 2004.

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“Clinical progress elsewhere in our pipeline was highlighted by data published by the Journal of the American Medical Association showing that IP 751, a novel synthetic anti-inflammatory and analgesic cannabinoid compound, significantly reduced the degree of neuropathic pain in a Phase II clinical trial without causing psychoactive adverse events,” said Dr. Cooper. “These encouraging results will be the catalyst for the future clinical testing of IP 751 in 2004, to confirm whether or not treatment with this innovative compound can deliver the medical benefits seen with cannabis administration and simultaneously avoid the unwanted psychoactive side effects that currently limit its applicability.

“We added an exciting new compound to our pipeline in April 2003 with the licensing of exclusive, worldwide rights from Aventis SA to aminocandin, a member of a new class of anti-fungal compounds, echinocandins, for the treatment of a broad spectrum of systemic, invasive, debilitating and life-threatening infections,” said Dr. Cooper. “Based on highly predictive pre-clinical studies of aminocandin, we believe the profile of this compound is very competitive with other classes of anti-fungal agents and with other echinocandins. We are building upon Aventis’ comprehensive pre-clinical dossier on aminocandin and plan to initiate clinical testing with the intravenous formulation of aminocandin in 2004. In addition, we plan to vigorously pursue technological solutions related to an oral formulation of aminocandin.

“We also expect to further the development of our advanced-stage products, pagoclone for anxiety disorders and citicoline for ischemic stroke, in 2004,” said Dr. Cooper. “We are planning to initiate an additional clinical trial with pagoclone in 2004 to build upon previous clinical findings suggesting an efficacy, safety and tolerability profile for this drug which could compete favorably with currently available drugs. With respect to citicoline, we have defined the design and clinical endpoints of our next stroke trial following discussions with the FDA, and we are seeking a corporate partnership or project-specific funding for this trial.

“Finally, the Company strengthened its financial position by raising gross proceeds of $72,000,000 through an offering of convertible senior notes,” said Dr. Cooper. “These proceeds will be used for continuing development and pre-commercialization activities for trospium, clinical development of the Company’s other product candidates and the acquisition and development of new product candidates, as well as for other working capital and general corporate purposes.

“Progress with trospium will be our focus over the near term, but we believe the multiple, clinical stage product opportunities contained in our pipeline offer exciting potential over the longer term,” said Dr. Cooper.

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Total consolidated revenues during fiscal 2003 were $5,245,000, compared to revenues of $4,407,000 for fiscal 2002. Fiscal 2003 revenue consisted primarily of royalty revenue of $4,316,000 and contract and license fee revenue of $777,000 received from Eli Lilly and Company related to Sarafem.

Total consolidated costs and expenses for fiscal 2003 were $36,644,000, compared to total consolidated costs and expenses of $22,437,000 for fiscal 2002. Research and development expenses in fiscal 2003 totaled $24,314,000, an increase of 83 percent over fiscal 2002 primarily due to increased costs related to trospium, including clinical trials, preparation and submission of the NDA and development of a once-a-day formulation. Marketing, general and administrative expenses for fiscal 2003 were $11,105,000, an increase of 37 percent over fiscal 2002 primarily due to pre-commercialization activities for trospium.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of trospium; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly trospium; risks associated with contractual agreements; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the commercialization of trospium and for the development of pagoclone and citicoline; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and twelve months ended September 30, 2003 and 2002

(Amounts in thousands except per share amounts)

	Three months ended September 30,		Twelve months ended September 30,
	2003	2002	2003	2002
Total revenues	$838	$552	$5,245	$4,407

Costs and expenses:
Cost of revenues	250	60	1,225	1,038
Research and development	8,579	3,352	24,314	13,309
General and administrative	2,512	2,183	11,105	8,090

Total costs and expenses	11,341	5,595	36,644	22,437

Loss from operations	(10,503)	(5,043)	(31,399)	(18,030)
Investment income, net	215	227	664	987
Interest expense	(1,077)	—	(1,077)	—
Impairment of equity securities	—	—	—	(487)
Minority interest	—	(1)	—	(56)

Net loss	$(11,365)	$(4,817)	$(31,812)	$(17,586)

Net loss per common share:
Basic and diluted	$(0.24)	$(0.10)	$(0.68)	$(0.38)

Weighted average common shares outstanding:
Basic and diluted	47,092	46,827	46,930	45,896

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30,	September 30,
	2003	2002
Cash, cash equivalents and marketable securities	$84,087	$41,543
Other assets	5,984	2,388

Total assets	$90,071	$43,931

Convertible Notes	$72,000	$—
Other liabilities	11,817	6,700
Minority interest	13	13
Capital	306,932	306,097
Accumulated deficit	(300,691)	(268,879)

Total stockholders’ equity	6,241	37,218

Total liabilities and stockholders’ equity	$90,071	$43,931